Registration No. 333-

As filed with the Securities and Exchange Commission on January 16, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1789357
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12325 Emmett Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip code)

TRANSGENOMIC, INC.

2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

Debra Schneider Chief Financial Officer Transgenomic, Inc. 12325 Emmett Omaha, Nebraska 68164	(402) 452-5400
(Name and address of agent for service)	(Telephone number, including area code, of agent for service)

Copies to:

Steven P. Amen

Kutak Rock LLP

1650 Farnam Street

Omaha, Nebraska 68102

(402) 346-6000

Calculation of Registration Fee

Title of Securities to be Registered	Amount to Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	10,000,000 shares	(1)	$0.65	(2)	$1,950,000	(2)	$209	(2)

(1)	This Registration Statement registers up to 10,000,000 shares of common stock of the Registrant which may be issued under the Registrant’s 2006 Equity Incentive Plan (formerly known as the 1997 Stock Option Plan) (the “Plan”). On July 12, 2006, the Plan was amended to, among other things, increase to total number of shares of common stock which may be issued under the Plan from 7,000,000 to 10,000,000 and to rename the Plan as the 2006 Equity Incentive Plan. See “Explanatory Statement Pursuant to General Instruction E to Form S-8,” below. A total of 6,000,000 shares issuable under the Plan were previously registered by the Registrant’s registration statement on Form S-8 (File No. 333-41714) filed with the Securities and Exchange Commission on July 19, 2000 and a total of 1,000,000 shares issuable under the Plan were previously registered by the Registrant’s registration statement on Form S-8 (File No. 333-69334) filed with the Securities and Exchange Commission on September 13, 2001. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of the Registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.
(2)	With respect to the 3,000,000 shares of the Registrant’s common stock which may be issued under the Plan, but which have not been previously registered, the filing fee has been calculated solely for purposes of this offering under Rule 457(h) of the Securities Act based on the average between the high and low sale prices for shares of Registrant’s common stock as reported on the Nasdaq Stock Market on January 11, 2007. Pursuant to Instruction E to the General Instructions to Form S-8 and Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997), no filing fee is payable with respect to the remaining 7,000,000 shares of common stock which may be issued under the Plan since the offer and sale of such shares have been previously registered under the Securities Act.

EXPLANATORY STATEMENT PURSUANT TO

GENERAL INSTRUCTION E TO FORM S-8

On July 12, 2006, the Transgenomic, Inc. Fourth Amended and Restated Stock Option Plan (the “Plan”) was amended to, among other things, increase to total number of shares of common stock which may be issued under the Plan from 7,000,000 to 10,000,000 and to rename the Plan as the “Transgenomic, Inc. 2006 Equity Incentive Plan”. The Registrant has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of 10,000,000 shares of its common stock which now may be issued under the Plan, of which 6,000,000 shares were previously registered by the Registrant’s registration statement on Form S-8 (File No. 333-41714) filed with the Securities and Exchange Commission on July 19, 2000 (the “2000 Registration Statement”) and of which 1,000,000 shares were previously registered by the Registrant’s registration statement on Form S-8 (File No. 333-69334) filed with the Securities and Exchange Commission on September 13, 2001 (the “2001 Registration Statement”). Accordingly, this Registration Statement is (i) a new Registration Statement; (ii) a Post-Effective Amendment No. 1 to the 2000 Registration Statement; and (iii) a Post Effective Amendment No. 1 to the 2001 Registration Statement. The contents of the 2000 Registration Statement and the 2001 Registration Statement are incorporated herein by reference. The Registrant desires to have the shares of its common stock registered hereunder and issuable pursuant to the Plan to include those shares of common stock described above whose offer and sale were registered under the 2000 Registration Statement and the 2001 Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Securities and Exchange Commission by Transgenomic, Inc. (the “Registrant”) pursuant to Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 2005;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

(c) the Registrant’s Current Reports on Form 8-K filed on February 22, 2006, April 5, 2006, June 5, 2006, July 12, 2006, August 1, 2006, August 17, 2006, September 22, 2006, November 15, 2006 and December 22, 2006; and

(d) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-130027) filed with the Securities and Exchange Commission on November 30, 2005.

Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

As permitted by the Delaware General Corporation Law, the Registrant’s Third Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize further elimination or limiting of directors’ personal liability, then the Third Amended and Restated Certificate provides that the personal liability of directors will be eliminated or limited to the fullest extent provided under the Delaware General Corporation Law.

As permitted by the Delaware General Corporation Law, the Registrant’s Third Amended and Restated Certificate of Incorporation and its Bylaws provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (3) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain conditions and (4) the rights conferred by the Third Amended and Restated Certificate of Incorporation and Bylaws are not exclusive.

The Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

(a) for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;

(b) for acts or omissions not in good faith or which involve conduct that the director or officer believes is not in the best interests of the corporation;

(c) for knowing violations of the law;

(d) for any transaction from which the directors derived an improper personal benefit; and

(e) for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the Delaware General Corporation Law.

The Delaware General Corporation Law requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

The Company maintains a director and officer insurance policy which insures the directors and officers of the Company against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

Exhibit Number	Description
4(a)	Form of Certificate of the Registrant’s Common Stock (incorporated by reference to Exhibit 4 to Registration Statement on Form S-1 (Registration No. 333-32174) filed on March 10, 2000)

4(b)	The Registrant’s 2006 Equity Incentive Plan

5	Opinion of Kutak Rock LLP

23(a)	Consent of Kutak Rock LLP (contained in its opinion filed as Exhibit 5)

23(b)	Consent of Deloitte & Touche LLP

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant as described in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on January 15, 2007.

TRANSGENOMIC, INC.

By	/s/ Craig Tuttle
Craig Tuttle,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of January 15, 2007.

Date: January 15, 2007	By:	/s/ CRAIG TUTTLE
Craig Tuttle
President and Chief Executive Officer (Principal Executive Officer)

Date:	By:
Collin J. D’Silva,
Chairman of the Board, Director

Date: January 15, 2007	By:	/s/ GREGORY J. DUMAN
Gregory J. Duman,
Director

Date: January 15, 2007	By:	/s/ JEFFREY SKLAR
Jeffrey Sklar,
Director

Date: January 15, 2007	By:	/s/ ROLAND J. SANTONI
Roland J. Santoni,
Director

Date: January 15, 2007	By:	/s/ PARAG SAXENA
Parag Saxena,
Director

Date: January 15, 2007	By:	/s/ GREGORY SLOMA
Gregory Sloma,
Director

EXHIBIT INDEX

Exhibit Number	Description
4(a)	Form of Certificate of the Registrant’s Common Stock (incorporated by reference to Exhibit 4 to Registration Statement on Form S-1 (Registration No. 333-32174) filed on March 10, 2000)

4(b)	The Registrant’s 2006 Equity Incentive Plan

5	Opinion of Kutak Rock LLP

23(a)	Consent of Kutak Rock LLP (contained in its opinion filed as Exhibit 5)

23(b)	Consent of Deloitte & Touche LLP